Exhibit 3.1

ARTICLES OF AMENDMENT TO THE
ARTICLES OF INCORPORATION
OF
BIOSTAR PHARMACEUTICALS, INC.

Biostar Pharmaceuticals, Inc. a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

This is to certify that:

FIRST:         Article SIXTH of the Articles of Incorporation of Biostar Pharmaceuticals, Inc. a Maryland corporation (the “Corporation”) is hereby amended to provide that, effective on and as of April 3, 2012 (the “Reverse Stock Split Effective Time”), every three (3) shares of the common stock, $0.001 par value per share (the “Common Stock”), of the Corporation that were issued and outstanding immediately before the Reverse Stock Split Effective Time shall be combined into one (1) issued and outstanding share of Common Stock, $0.001 par value per share. Any fraction of a share of Common Stock that would otherwise have resulted from the foregoing combination will be eliminated by rounding such fraction up to the nearest whole share.

SECOND:   The amendment to the charter of the Corporation as set forth in Article FIRST above has been duly approved by unanimous written consent of the Board of Directors of the Corporation pursuant to the Maryland General Corporation Law (the “MGCL”). Pursuant to Section 2-309(e)(2) of the MGCL, no stockholder approval was required.

THIRD:        There has been no increase in the authorized stock of the Corporation effected by the amendment to the charter of the Corporation as set forth above.

FOURTH:    The undersigned Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on March 30, 2012.

Biostar Pharmaceuticals, Inc.

By:	/s/ Ronghua Wang	By:	/s/ Shuang Gong
	Ronghua Wang		Shuang Gong
	Chief Executive Officer		Secretary